EXHIBIT 99.1

Reliance, Inc. Reports Second Quarter 2025 Financial Results

– Net sales of $3.66 billion with record second-quarter tons sold, up 4.0% year-over-year
– Strong non-GAAP gross profit margin of 29.9%
– Pretax income of $304.3 million increased 16% from Q1 2025
– EPS of $4.42; non-GAAP EPS of $4.43 up 18% from Q1 2025
– Repurchased $79.9 million of common stock

SCOTTSDALE, Ariz., July 23, 2025 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2025.

(in millions, except tons sold which are in thousands, per ton and per share amounts)

			Sequential Quarter		Six Months Ended June 30,		Year-Over-Year		Year-Over-Year
	Q2 2025*	Q1 2025	% Change		2025*	2024	% Change	Q2 2024	% Change
Income Statement Data:
Net sales	$3,659.8	$3,484.7	5.0%		$7,144.5	$7,288.1	(2.0%)	$3,643.3	0.5%
Gross profit[1]	$1,087.9	$1,033.3	5.3%		$2,121.2	$2,214.2	(4.2%)	$1,086.0	0.2%
Gross profit margin[1]	29.7%	29.7%	0.0%		29.7%	30.4%	(0.7%)	29.8%	(0.1%)
Non-GAAP gross profit margin[1,2]	29.9%	29.7%	0.2%		29.8%	30.4%	(0.6%)	29.8%	0.1%
LIFO expense (income)	$25.0	$25.0			$50.0	$(100.0)		$(50.0)
LIFO expense (income) as a % of net sales	0.7%	0.7%	0.0%		0.7%	(1.4% )	2.1%	(1.4% )	2.1%
LIFO expense (income) per diluted share, net of tax	$0.35	$0.35			$0.71	$(1.30)		$(0.66)
Non-GAAP pretax expense (income) adjustments²	$1.1	$2.3			$3.4	$3.3		$(1.6)
Pretax income	$304.3	$262.4	16.0%		$566.7	$745.9	(24.0%)	$349.7	(13.0%)
Non-GAAP pretax income[2]	$305.4	$264.7	15.4%		$570.1	$749.2	(23.9%)	$348.1	(12.3%)
Pretax income margin	8.3%	7.5%	0.8%		7.9%	10.2%	(2.3%)	9.6%	(1.3%)
Net income attributable to Reliance	$233.7	$199.7	17.0%		$433.4	$570.7	(24.1%)	$267.8	(12.7%)
Diluted EPS	$4.42	$3.74	18.2%		$8.15	$9.90	(17.7%)	$4.67	(5.4%)
Non-GAAP diluted EPS[2]	$4.43	$3.77	17.5%		$8.20	$9.94	(17.5%)	$4.65	(4.7%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$229.0	$64.5	255.0%		$293.5	$492.6	(40.4%)	$366.3	(37.5%)
Free cash flow[2]	$141.4	$(22.4)	nm		$119.0	$285.7	(58.3%)	$268.1	(47.3%)
Net debt-to-total capital[2]	14.1%	14.4%			14.1%	9.4%		9.4%
Net debt-to-EBITDA[2]	0.9x	0.9x			0.9x	0.5x		0.5x
Total debt-to-EBITDA[2]	1.1x	1.1x			1.1x	0.7x		0.7x

Capital Allocation Data:
Acquisitions, net	$2.8	$—			$2.8	$346.5		$292.8
Capital expenditures	$87.6	$86.9			$174.5	$206.9		$98.2
Dividends	$63.1	$65.2			$128.3	$127.9		$62.6
Share repurchases	$79.9	$253.2			$333.1	$519.3		$519.3

Key Business Metrics:
Tons sold	1,615.0	1,628.9	(0.9%	)	3,243.9	3,047.5	6.4%	1,553.5	4.0%
Tons sold (same-store)	1,560.1	1,565.7	(0.4%	)	3,125.8	2,979.6	4.9%	1,496.3	4.3%
Average selling price per ton sold	$2,273	$2,143	6.1%		$2,208	$2,394	(7.8%)	$2,348	(3.2%)
Average selling price per ton sold (same-store)	$2,292	$2,166	5.8%		$2,229	$2,410	(7.5%)	$2,371	(3.3%)

* Q2 2025 includes one more shipping day compared to Q1 2025. Six months ended June 30, 2025 includes one less shipping day compared to the same 2024 period.
nm= Not meaningful.
Please refer to the footnotes at the end of this press release for additional information.

Second Quarter 2025 Financial Highlights
Operating results for the second quarter of 2025 were strong. The Company’s tons sold in the second quarter of 2025 were a record and increased 4.0% year-over-year, reflecting continued market share gains. Compared to the first quarter of 2025, tons sold declined 0.9%, near the low end of the Company’s guidance.

Reliance’s average selling price per ton sold surpassed expectations, increasing 6.1% compared to the first quarter of 2025, doubling the high end of the Company’s guidance of up 1% to 3%. Given the strong tariff-driven momentum of both demand and pricing near the end of the first quarter, pricing for many -products peaked in April, then declined for the remainder of the quarter. Pricing for most products, however, is at relatively steady levels entering the third quarter with potential upside for aluminum and stainless steel products. See Business Outlook for additional details.

As a result, the Company’s non-GAAP FIFO gross profit margin realization was slightly lower than expected increasing moderately from 30.4% in the first quarter of 2025 to 30.6% in the second quarter of 2025. Reliance’s non-GAAP LIFO gross profit margin also increased incrementally to 29.9% from 29.7% in the first quarter of 2025, inclusive of $25.0 million of LIFO expense in both periods. Non-GAAP earnings per diluted share of $4.43 were slightly below management’s expectations but, nonetheless up 17.5% from the first quarter 2025 as Reliance continues to gain market share, end market demand remains healthy, and policy conditions remain favorable for domestically sourced metals companies.

Management Commentary
“Our solid results once again demonstrate the resilience of our proven business model in a volatile environment,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our management teams continue to excel in providing value to our customers and increasing market share, while effectively managing their businesses through uncertain markets. Our record second-quarter tons sold once again significantly outperformed the industry due to our unparalleled scale, access to domestic metal and breadth of processing capabilities. Importantly, we maintained a strong gross profit margin within our sustainable range of 29% to 31%, in line with our smart, profitable growth initiative, increasing our non-GAAP diluted earnings per share by 18% over the prior quarter.”

Mrs. Lewis continued, “While we anticipate some weakness in the third quarter, we remain confident in our ability to continue to outperform the industry and take advantage of improved demand and pricing environments as we emerge from these highly uncertain times. As such, we continue to think, act, and invest for the long-term success of our stakeholders. Our long-time practice of primarily sourcing domestic metals and operating in the United States affords Reliance a strong competitive advantage in the current uncertain trade environment. Our strong cash generation continues to support investments in value-added processing equipment, organic growth and accretive acquisitions, that positions Reliance for growth in all market environments. Additionally, we remain dedicated to returning capital to our stockholders with $143.0 million returned through dividends and share repurchases in the second quarter and over 1.2 million shares repurchased year-to-date at favorable prices.”

End Market Commentary
Reliance provides a diverse range of metal products and value-added processing services to a wide variety of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the second quarter of 2025 increased 4.0% compared to the prior-year quarter and decreased 0.9% compared to the first quarter of 2025, consistent with management’s expectations of down 1% to up 1%. Compared to the second quarter of 2024, the Company’s increase in tons sold surpassed the industry-wide decline of 3.1% reported by the Metals Service Center Institute by over 7 percentage points.

Demand for non-residential construction (including infrastructure), Reliance’s largest end market by tons, improved from the second quarter of 2024. The Company expects non-residential construction demand to remain at healthy levels in the third quarter of 2025, supported by continued new construction projects across diverse sectors including data centers, energy infrastructure, manufacturing, and public infrastructure.

Demand across the broader manufacturing sectors Reliance serves increased compared to the second quarter of 2024. These diverse sectors include industrial machinery, military, consumer products, heavy equipment for agriculture and construction, shipbuilding and rail, among others. Reliance anticipates that demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the third quarter of 2025.

Demand in aerospace was stable compared to the second quarter of 2024. Reliance anticipates mildly weaker commercial aerospace demand in the third quarter of 2025, due to excess supply chain inventory. Demand in the military and space related portions of Reliance’s aerospace business is expected to remain consistent at strong levels in the third quarter of 2025.

Demand for the toll processing services Reliance provides to the automotive market was stable compared to the second quarter of 2024. The Company expects demand for automotive toll processing to remain stable in the third quarter of 2025, subject to significant uncertainty about North American trade policy. Reliance’s toll processing operations remain flexible and able to quickly adapt to changes in the market.

Demand in the semiconductor market remained depressed compared to the second quarter of 2024. The Company anticipates semiconductor demand will remain under pressure in the third quarter of 2025 due to continued excess inventory in the supply chain.

Balance Sheet & Cash Flow
As of June 30, 2025, Reliance’s cash and cash equivalents totaled $239.5 million with total debt outstanding of $1.43 billion, including $282.0 million of outstanding borrowings under the Company’s $1.5 billion revolving credit facility.

Reliance generated cash flow from operations of $229.0 million in the second quarter of 2025, which included a typical seasonal investment in working capital. Reliance continues to generate strong cash flow from operations throughout market cycles that it redeploys to execute the Company’s opportunistic capital allocation strategies.

Stockholder Return Activity
On July 22, 2025, the Board of Directors declared a quarterly cash dividend of $1.20 per share of common stock, payable on August 29, 2025 to stockholders of record as of August 15, 2025.

Reliance repurchased 301,279 shares of its common stock in the second quarter of 2025 at an average price of $265.17 per share, for a total of $79.9 million. As of June 30, 2025, $1.02 billion remained available under the Company’s share repurchase program that was replenished to $1.5 billion on October 22, 2024. Since 2020, Reliance has repurchased approximately 16.3 million shares of its common stock at an average cost of $196.48 per share for a total of $3.2 billion.

Business Outlook
Reliance anticipates overall demand in the third quarter of 2025 will remain stable across the diversified end markets it serves, subject to normal seasonal patterns, which reflects both a seasonal decline in shipping volumes attributable to planned customer shutdowns and vacation schedules and ongoing uncertainty regarding domestic and international trade policy. Accordingly, the Company estimates its tons sold in the third quarter of 2025 will be down 1.0% to 3.0% compared to the second quarter of 2025, but up 3.0% to 5.0% compared to the third quarter of 2024. In addition, Reliance expects its average selling price per ton sold for the third quarter of 2025 will be down 1.0% to up 1.0% compared to the second quarter of 2025, primarily driven by lower prices for carbon steel products and partially offset by higher prices for certain aluminum and stainless products. Consequently, the Company anticipates its FIFO gross profit margin to remain under some pressure in the third quarter of 2025. Based on these expectations, Reliance anticipates non-GAAP earnings per diluted share in the range of $3.60 to $3.80 for the third quarter of 2025, inclusive of LIFO expense of $25.0 million or $0.36 per diluted share.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2025 financial results and business outlook will be held on Thursday, July 24, 2025 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13754480. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on August 7, 2025, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13754480. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 320 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2024, Reliance’s average order size was $2,980, approximately 50% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters, and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the related impact on economic conditions, inflation, and the likelihood of an economic recession that could materially impact Reliance, our customers and suppliers, metals pricing, and demand for our products and services; U.S. and foreign trade policies specifically affecting metals product markets and pricing; the possibility that the expected benefits of acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine and the Middle East, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Second Quarter 2025 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2025	Q1 2025	Sequential Quarter Change	Q2 2024	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,326.4	1,344.4	(1.3%)	1,274.3	4.1%	8.8%	(3.1%)
Aluminum	83.8	84.1	(0.4%)	81.3	3.1%	2.6%	2.4%
Stainless steel	75.5	76.0	(0.7%)	73.6	2.6%	(2.3%)	(8.7%)
Alloy	31.1	31.5	(1.3%)	32.5	(4.3%)	6.9%	4.8%

	Sales ($'s in millions; % change)
	Q2 2025	Q1 2025	Sequential Quarter Change	Q2 2024	Year-Over-Year Change
Carbon steel	$2,044.2	$1,904.2	7.4%	$2,025.7	0.9%
Aluminum	$619.9	$605.6	2.4%	$587.8	5.5%
Stainless steel	$489.2	$503.2	(2.8%)	$521.8	(6.2%)
Alloy	$167.5	$158.4	5.7%	$166.8	0.4%

Year-to-Date (6 Months) Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2025	2024	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,670.8	2,489.1	7.3%	(8.9%)
Aluminum	167.9	163.1	2.9%	0.6%
Stainless steel	151.5	149.1	1.6%	(9.7%)
Alloy	62.6	65.5	(4.4%)	0.6%

	Sales ($'s in millions; % change)
	2025	2024	Year-Over-Year Change
Carbon steel	$3,948.4	$4,038.6	(2.2%)
Aluminum	$1,225.5	$1,183.9	3.5%
Stainless steel	$992.4	$1,081.7	(8.3%)
Alloy	$325.9	$338.7	(3.8%)

	Sales by Product ($'s as a % of total sales)
				Six Months Ended
				June 30,
	Q2 2025	Q1 2025	Q2 2024	2025	2024
Carbon steel structurals	12%	12%	11%	12%	11%
Carbon steel plate	12%	12%	12%	12%	12%
Carbon steel tubing	10%	9%	10%	9%	10%
Hot-rolled steel sheet & coil	8%	8%	9%	8%	9%
Carbon steel bar	5%	5%	5%	5%	5%
Galvanized steel sheet & coil	5%	5%	5%	5%	5%
Cold-rolled steel sheet & coil	2%	2%	2%	2%	2%
Carbon steel	54%	53%	54%	53%	54%

Aluminum bar & tube	5%	5%	5%	5%	5%
Heat-treated aluminum plate	5%	5%	5%	5%	5%
Common alloy aluminum sheet & coil	4%	5%	4%	5%	4%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	16%	17%	16%	17%	16%

Stainless steel bar & tube	6%	7%	7%	6%	7%
Stainless steel sheet & coil	5%	5%	5%	5%	5%
Stainless steel plate	2%	2%	2%	2%	2%
Stainless steel	13%	14%	14%	13%	14%

Alloy bar & rod	4%	4%	3%	4%	4%
Alloy tube	—	—	1%	—	1%
Alloy	4%	4%	4%	4%	5%

Miscellaneous*	6%	6%	6%	6%	5%
Toll processing & logistics	4%	4%	4%	4%	4%
Copper & brass	3%	2%	2%	3%	2%
Other	13%	12%	12%	13%	11%

Total	100%	100%	100%	100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$3,659.8	$3,643.3	$7,144.5	$7,288.1

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,571.9	2,557.3	5,023.3	5,073.9
Warehouse, delivery, selling, general and administrative (“SG&A”)	706.0	667.7	1,396.2	1,339.2
Depreciation and amortization	69.7	66.6	138.4	130.2
	3,347.6	3,291.6	6,557.9	6,543.3

Operating income	312.2	351.7	586.6	744.8

Other (income) expense:
Interest expense	14.3	9.7	25.8	19.4
Other income, net	(6.4)	(7.7)	(5.9)	(20.5)
Income before income taxes	304.3	349.7	566.7	745.9
Income tax provision	70.1	81.4	132.0	173.8
Net income	234.2	268.3	434.7	572.1
Less: net income attributable to noncontrolling interests	0.5	0.5	1.3	1.4
Net income attributable to Reliance	$233.7	$267.8	$433.4	$570.7

Earnings per share attributable to Reliance stockholders:
Basic	$4.44	$4.71	$8.20	$9.99
Diluted	$4.42	$4.67	$8.15	$9.90

Shares used in computing earnings per share:
Basic	52,610	56,878	52,841	57,109
Diluted	52,923	57,394	53,160	57,638

Cash dividends declared per common share	$1.20	$1.10	$2.40	$2.20

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2025	2024*
ASSETS
Current assets:
Cash and cash equivalents	$239.5	$318.1
Accounts receivable, less allowance for credit losses of $27.7 and $23.2	1,668.2	1,342.0
Inventories	2,254.8	2,026.8
Prepaid expenses and other current assets	126.7	148.2
Income taxes receivable	3.9	60.4
Total current assets	4,293.1	3,895.5
Property, plant and equipment, net	2,605.6	2,544.9
Operating lease right-of-use assets	303.8	275.2
Goodwill	2,170.4	2,161.8
Intangible assets, net	988.7	1,007.2
Cash surrender value of life insurance policies, net	35.2	46.0
Other long-term assets	93.2	91.2
Total assets	$10,490.0	$10,021.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$516.6	$361.9
Accrued expenses	133.7	144.4
Accrued compensation and retirement benefits	179.5	195.2
Accrued insurance costs	54.1	50.4
Current maturities of long-term debt	400.2	399.7
Current maturities of operating lease liabilities	64.0	61.4
Total current liabilities	1,348.1	1,213.0
Long-term debt	1,025.5	742.8
Operating lease liabilities	242.6	214.2
Long-term retirement benefits	29.8	26.9
Other long-term liabilities	62.2	56.8
Deferred income taxes	537.7	537.5
Total liabilities	3,245.9	2,791.2
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—52,593 and 53,715	0.1	0.1
Retained earnings	7,320.2	7,334.7
Accumulated other comprehensive loss	(86.2)	(115.2)
Total Reliance stockholders’ equity	7,234.1	7,219.6
Noncontrolling interests	10.0	11.0
Total equity	7,244.1	7,230.6
Total liabilities and equity	$10,490.0	$10,021.8

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2025	2024
Operating activities:
Net income	$434.7	$572.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	138.4	130.2
Stock-based compensation expense	28.1	26.9
Other	(5.2)	3.7
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(326.8)	(142.2)
Inventories	(219.8)	(141.0)
Prepaid expenses and other assets	117.6	84.5
Accounts payable and other liabilities	126.5	(41.6)
Net cash provided by operating activities	293.5	492.6

Investing activities:
Acquisitions, net of cash acquired	(2.8)	(346.5)
Purchases of property, plant and equipment	(174.5)	(206.9)
Proceeds from sales of property, plant and equipment	12.9	2.1
Other	5.6	(10.7)
Net cash used in investing activities	(158.8)	(562.0)

Financing activities:
Proceeds from long-term debt borrowings	1,063.0	—
Principal payments on long-term debt	(781.0)	—
Cash dividends and dividend equivalents	(128.3)	(127.9)
Share repurchases	(333.1)	(519.3)
Taxes paid related to net share settlement of restricted stock units	(11.6)	(24.1)
Excise tax on repurchase of common shares	(10.0)	—
Other	(21.0)	17.2
Net cash used in financing activities	(222.0)	(654.1)
Effect of exchange rate changes on cash and cash equivalents	8.7	(5.9)
Decrease in cash and cash equivalents	(78.6)	(729.4)
Cash and cash equivalents at beginning of year	318.1	1,080.2
Cash and cash equivalents at end of the period	$239.5	$350.8

Supplemental cash flow information:
Interest paid	$24.0	$18.0
Income taxes paid, net	$71.0	$147.7

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2025	2024
Net income attributable to Reliance	$233.7	$199.7	$267.8	$4.42	$3.74	$4.67
Restructuring charges	10.2	2.3	0.4	0.18	0.04	0.01
Non-recurring income of acquisitions	—	—	(2.0)	—	—	(0.03)
Gains related to sales of non-core assets	(9.1)	—	—	(0.17)	—	—
Income tax (benefit) expense related to above items	(0.2)	(0.6)	0.4	—	(0.01)	—
Non-GAAP net income attributable to Reliance	$234.6	$201.4	$266.6	$4.43	$3.77	$4.65

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2025	2024	2025	2024
Net income attributable to Reliance		$433.4	$570.7	$8.15	$9.90
Restructuring charges		12.5	0.7	0.24	0.01
Non-recurring income of acquisitions		—	(2.0)	—	(0.03)
Non-recurring settlement charges		—	4.6	—	0.08
Gains related to sales of non-core assets		(9.1)	—	(0.17)	—
Income tax benefit related to above items		(0.8)	(0.8)	(0.02)	(0.02)
Non-GAAP net income attributable to Reliance		$436.0	$573.2	$8.20	$9.94

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Pretax income	$304.3	$262.4	$349.7	$566.7	$745.9
Restructuring charges	10.2	2.3	0.4	12.5	0.7
Non-recurring income of acquisitions	—	—	(2.0)	—	(2.0)
Non-recurring settlement charges	—	—	—	—	4.6
Gains related to sales of non-core assets	(9.1)	—	—	(9.1)	—
Non-GAAP pretax expense (income) adjustments	1.1	2.3	(1.6)	3.4	3.3
Non-GAAP pretax income	$305.4	$264.7	$348.1	$570.1	$749.2

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Gross profit - LIFO	$1,087.9	$1,033.3	$1,086.0	$2,121.2	$2,214.2
Amortization of inventory step-down	—	—	(2.0)	—	(2.0)
Restructuring charges	6.3	1.8	—	8.1	—
Non-GAAP gross profit	1,094.2	1,035.1	1,084.0	2,129.3	2,212.2
LIFO expense (income)	25.0	25.0	(50.0)	50.0	(100.0)
Non-GAAP gross profit - FIFO	$1,119.2	$1,060.1	$1,034.0	$2,179.3	$2,112.2

Gross profit margin - LIFO	29.7%	29.7%	29.8%	29.7%	30.4%
Amortization of inventory step-down as a % of sales	—	—	—	—	—
Restructuring charges as a % of sales	0.2%	—	—	0.1%	—
Non-GAAP gross profit margin	29.9%	29.7%	29.8%	29.8%	30.4%
LIFO expense (income) as a % of sales	0.7%	0.7%	(1.4% )	0.7%	(1.4% )
Non-GAAP gross profit margin - FIFO	30.6%	30.4%	28.4%	30.5%	29.0%

	June 30,	March 31,	June 30,
	2025	2025	2024
Total debt	$1,433.1	$1,481.1	$1,151.4
Less: unamortized debt discount and debt issuance costs	(7.4)	(8.1)	(7.8)
Carrying amount of debt	1,425.7	1,473.0	1,143.6
Less: cash and cash equivalents	(239.5)	(277.8)	(350.8)
Net debt	1,186.2	1,195.2	792.8
Total Reliance stockholders’ equity	7,234.1	7,101.8	7,623.0
Total capital	$8,420.3	$8,297.0	$8,415.8

Net debt-to-total capital	14.1%	14.4%	9.4%

	Twelve Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Net income	$740.6	$774.7	$1,141.5
Depreciation and amortization	276.9	273.8	253.7
Impairment	11.7	11.7	—
Interest expense	46.7	42.1	38.9
Income taxes	220.1	231.4	325.7
EBITDA	$1,296.0	$1,333.7	$1,759.8

Net debt-to-EBITDA	0.9x	0.9x	0.5x
Total debt-to-EBITDA	1.1x	1.1x	0.7x

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Cash provided by operations	$229.0	$64.5	$366.3	$293.5	$492.6
Less: capital expenditures	(87.6)	(86.9)	(98.2)	(174.5)	(206.9)
Free cash flow	$141.4	$(22.4)	$268.1	$119.0	$285.7

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include restructuring charges, non-recurring income of its acquisitions, gains on sales of non-core property, plant, and equipment, and non-recurring settlement charges, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy. Reliance, Inc. presents free cash flow as a measure of cash generated by its operations that will be used to repay scheduled debt maturities and can be used to invest in growth activities or returned to stockholders.

Footnotes
1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.